Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-187061, 333-179797, 333-166645, 333-144065, 333-161172, 333-179796 and 333-66450 on Form S-8 of our reports dated March 10, 2014, relating to the financial statements and financial statement schedule of PC Connection, Inc. and the effectiveness of PC Connection, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PC Connection, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 10, 2014